EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE December 4, 2003	CONTACT: Barbara B. Forbes Director of Investor Relations 713-374-4870

NUEVO ENERGY APPOINTS MICHAEL S. WILKES AS
INTERIM CHIEF FINANCIAL OFFICER

HOUSTON — Nuevo Energy Company (NYSE: NEV) announces that Janet F. Clark has accepted a position with Marathon Oil Corporation as Senior Vice President and Chief Financial Officer effective January 5, 2004. Ms. Clark will remain with Nuevo through the end of the year at which time Mr. Michael S. Wilkes will assume the position of interim Chief Financial Officer as well as continue as Nuevo’s Vice President and Controller.

“Janet has been Nuevo’s Chief Financial Officer for two years during which time the Company’s balance sheet and liquidity position have been greatly improved, commented Jim Payne, Chairman, President and CEO. While we expect to use net cash generated from operations and proceeds from remaining asset sales to further reduce our long-term debt outstanding, at this point our financial restructuring has been largely completed. We wish to thank Janet for her contributions to Nuevo and we wish her well in her new endeavor.”

Nuevo Energy Company is a Houston, Texas-based company primarily engaged in the acquisition, exploitation, development, exploration and production of crude oil and natural gas. Nuevo’s domestic producing properties are located onshore and offshore California and in West Texas. Nuevo is the largest independent producer of crude oil and natural gas in California. The Company’s international producing property is located offshore the Republic of Congo in West Africa. To learn more about Nuevo, please refer to the Company’s internet site at http://www.nuevoenergy.com.

This press release includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release, including without limitation, estimated quantities and net present value of reserves, estimated production volumes, business strategies, plans and objectives of management of the Company for future operations and covenant compliance and capital expenditures are forward-looking statements. Although the Company believes that the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurances that such assumptions will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations (“Cautionary Statements”) and projections include volatility in oil and gas prices, operating risks, the risks associated with reserve replacement, competition from other companies and other factors set forth in the Company’s Annual Report on Form 10-K and other filings made with the SEC and incorporated herein. All subsequent written and oral forward-looking statements and projections attributable to the Company or to persons acting on its behalf are expressly qualified by the Cautionary Statements.

###

5